Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated February 19, 2010, except for Note 28 as to which the date is March 10, 2010, relating to the consolidated financial statements of First Interstate BancSystem, Inc. included in the Registration Statement on Form S-1 (File No. 333-164380) and related Prospectus of First Interstate BancSystem, Inc.
We also consent to the reference to our firm under the caption “Experts” in such Prospectus.
/s/ McGladrey & Pullen, LLP
Des Moines, Iowa
March 23, 2010